SHARE CANCELLATION AGREEMENT

          THIS AGREEMENT is hereby made effective this 20th day of January 2010, by and between AUROR CAPITAL CORP., a Nevada corporation, having its address at 39555 Orchard Hill Place, Suite 600 PMB 6096, Novi, Michigan 48375, (the "Company") and JEALAX CONSULTING INC., a Company incorporated pursuant to the laws of the Province of Alberta, Canada, having its address at c/o 2466 West 12th Avenue, Vancouver, BC, V6K 2P1, ("JEALAX").

RECITALS

          WHEREAS, Jealax is the holder and owner of 5,000,000 shares of the Company’s common stock represented by share certificate No. 1000 (the “Share Certificate”);

          WHEREAS, the parties agree to the cancellation of 5,000,000 shares represented by the Share Certificate (the “Shares”) in exchange for a payment of the original purchase amount; and

          WHEREAS, both the Company and Jealax deem it to be in their respective best interests to immediately cancel the Shares.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

AGREEMENT

     1.    CONSIDERATION. In consideration for cancellation of the 5,000,000 Shares of the Company represented by Share Certificate No. 1000 owned and held by JEALAX, the Company shall pay to JEALAX an amount equal to Five Thousand and No/100 Dollars (USD$5000.00), in form of a cashier’s check or wire transfer, representing the original purchase price of the Shares purchased from the Company by JEALAX on or about March 16th, 2006.

     2.    CANCELLATION OF THE SHARES. The Shares shall be cancelled effective on the date of this Agreement.

     3.    RELEASE. JEALAX, together with its heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Jealax ever had, now or may have howsoever arising out of the original grant and this cancellation of the Shares.

     4.    MUTUAL REPRESENTATIONS. As may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

     5.    GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

     6.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

     7.    ELECTRONIC DELIVERY. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

     IN WITNESS WHEREOF the parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY

AUROR CAPITAL CORP.

By: /s/ Daniel A. Carr
       Daniel A. Carr, Director

JEALAX

JEALAX CONSULTING INC.

By: /s/ Ian McBean
       Ian McBean, President